EXHIBIT 99
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FOR:        AVATEX CORPORATION

CONTACT:    GRADY E. SCHLEIER
            VICE PRESIDENT AND TREASURER
            (2140 365-7450


FOR IMMEDIATE RELEASE


                     AVATEX CORPORATION ANNOUNCES AGREEMENT
                        ON AMENDED MERGER TRANSACTION AND
                 SETTLEMENT OF PREFERRED STOCKHOLDER LITIGATION

      DALLAS, TX -- JUNE 18, 1999 -- AVATEX CORPORATION (OTCBB: AVAX) today announced that it has reached an agreement with a majority of holders of its two series of preferred stock on the terms of a revised merger between Avatex and its wholly-owned subsidiary, Xetava Corporation, and the settlement of the preferred stockholders' litigation against the companies relating to their prior merger transaction announced in April 1998. Under the revised merger agreement, Xetava will merge with and into Avatex, and Avatex's existing preferred stockholders will receive new common stock of Avatex, or such stockholders may in lieu thereof elect to receive a combination of cash, secured notes, warrants and other consideration. Avatex's existing common stockholders will receive new common stock of Avatex.

      Specifically, under the revised merger agreement, each share of existing Avatex common stock will be converted into one share of new Avatex common stock. Each share of existing Avatex First Series preferred stock will be converted into 9.134 shares of new Avatex common stock or, at the election of the holder,
(1) $3.7408 in cash, (2) $8.340 principal amount of 6.75% notes to be issued by Avatex Funding, Inc., a new wholly-owned subsidiary of Avatex, (3) warrants to purchase 0.67456 shares of new Avatex common stock, and (4) a deferred contingent right to receive (a) 16% of an amount equal to 20% of any net recovery that Avatex may receive in certain litigation brought by Avatex against McKesson Corporation and a number of large pharmaceutical manufacturers, divided by (b) the number of outstanding shares of First Series preferred stock. Each share of existing Avatex Series A preferred stock will be converted into 7.253 shares of new Avatex common stock or, at the election of the holder, (1) $2.9705 in cash, (2) $6.623 principal amount of 6.75% notes to be issued by Avatex Funding, Inc., (3) warrants to purchase 0.53567 shares of new Avatex common stock, and (4) a deferred contingent right to receive (a) 84% of an amount equal to 20% of any net recovery that Avatex may receive in the described litigation, divided by (b) the number of outstanding shares of Series A preferred stock. The maximum amount of any payments on the deferred contingent rights that could be made to holders of the First Series and Series A preferred stock is $7.5 million.

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      Avatex Funding, Inc. will be a new Avatex subsidiary whose purpose will be to issue the 6.75% notes under the merger and to own 3,571,533 shares of common stock of Phar-Mor, Inc., which are now owned by Avatex and will be transferred to Avatex Funding and pledged to secure the notes. The principal of the notes will be due three years from issuance, and interest will accrue on the notes at the rate 6.75% per year and will be payable semi-annually in cash. Avatex will also guarantee the notes. The Avatex warrants will be exercisable at the price of $2.25 per share of new Avatex common stock for a five year term beginning three months after the closing of the proposed merger.

      Avatex has also entered into settlement, stockholder and voting agreements with the preferred stockholder plaintiffs in the three Delaware lawsuits pending against Avatex, Xetava and certain of the Avatex directors. Under the settlement stipulation with the plaintiffs in the class action lawsuits brought on behalf of all holders of Avatex First Series and Series A preferred stock and the plaintiff in the non-class action lawsuit, subject to court approval and effective upon the closing of the merger, the lawsuits will be settled in consideration for the new terms of the merger agreement and Avatex will pay the plaintiffs' attorneys' fees up to $1.1 million. Under a voting agreement with one of the named plaintiffs in one of the class action lawsuits, the plaintiff has agreed to vote in favor of the proposed merger and to waive any appraisal rights in connection with the proposed merger. Such plaintiff will also receive $300,000 in exchange for a ten year standstill agreement with Avatex, a general release of liability (subject to certain specified exceptions) as to Avatex and its directors and other consideration. Under a separate stockholder agreement with Elliott Associates, L.P., the plaintiff in the non-class action lawsuit, and Mr. Moses Marx, Elliott Associates, Mr. Marx and their respective affiliates and associated companies have agreed to vote in favor of the proposed merger, to waive any appraisal rights in connection with the proposed merger, and to elect to receive the cash, notes, warrants and other consideration upon consummation of the proposed merger. Avatex will also pay Mr. Marx, Elliott Associates and their respective affiliates and associated companies $600,000 in exchange for a ten year standstill agreement with Avatex, a general release of liability as to Avatex and its directors and other consideration.

      In addition, Avatex has been advised that Mr. Marx, Elliott Associates and their respective affiliates and associated companies have entered into a Stock Purchase Agreement with Phar-Mor, Inc., which is 38%-owned by Avatex. Subject to the consummation of the proposed merger between Avatex and Xetava, Phar-Mor has agreed to purchase approximately 2.8 million shares of Avatex common stock from Mr. Marx, Elliott Associates and their respective affiliates and associated companies for $2.00 per share, with the closing to occur simultaneously with the closing of the proposed merger between Avatex and Xetava. Mr. Marx, Elliott Associates and their respective affiliates and associated companies have granted a proxy to Phar-Mor to vote their shares of Avatex common stock in favor of the proposed merger.

      The merger agreement has been approved by the board of directors of Avatex. Consummation of the merger is conditioned upon, among other requirements, (i) approval of the transaction by the holders of a majority of the outstanding shares of Avatex common stock

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and two-thirds of each series of Avatex preferred stock, voting separately as a class, (ii) effectiveness of a registration statement to be filed with the Securities and Exchange Commission with respect to the shares of new Avatex common stock, 6.75% notes and warrants that will be issued in the merger; and
(iii) dismissal of the three Delaware lawsuits and the approval of the settlement by the Delaware Court of Chancery.

      Avatex will schedule a meeting of its common and preferred stockholders to vote on the proposed merger after its proxy statement/prospectus is available for mailing. Avatex currently expects the meeting to take place in the fall of 1999.

      Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.